As filed with the Securities and Exchange Commission on January 2, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WELLS FARGO & COMPANY

(Exact name of registrant as specified in charter)

Delaware	41-0449260
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

420 Montgomery Street San Francisco, California (800) 292-9932	94163
(Address of principal executive offices)	(Zip code)

Wachovia Savings Plan

(Full title of the plan)

James M. Strother

Executive Vice President and General Counsel

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94163

(415) 396-1793

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copies to:

Robert J. Kaukol

Wells Fargo & Company

Wells Fargo Center, MAC C7300-126

1700 Lincoln Street

Denver, Colorado 80203

(303) 863-2731

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $1-2/3 par value	15,000,000 Shares(1)	$27.51(2)	$412,650,000(2)	$16,217.15(3)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this registration statement covers additional securities that may be issued as a result of stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement covers an indeterminate amount of interests to be offered or sold pursuant to the Wachovia Savings Plan.
(2)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low sales prices of Wells Fargo common stock, as reported on the New York Stock Exchange on December 26, 2008.
(3)	Determined in accordance with Rule 457(h).

This registration statement shall become effective immediately upon filing with the Securities and Exchange Commission in accordance with Section 8(a) of the Securities Act of 1933 and Rule 462 thereunder.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Wells Fargo & Company (“Wells Fargo”) or the Wachovia Savings Plan (the “Plan”), as the case may be, with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference. All Wells Fargo documents were filed with the Commission under File No. 001-02979.

•

Wells Fargo’s Annual Report on Form 10-K for the year ended December 31, 2007, including information specifically incorporated by reference into the Form 10-K from Wells Fargo’s 2007 Annual Report to Stockholders and Wells Fargo’s definitive Notice and Proxy Statement for Wells Fargo’s 2008 Annual Meeting of Stockholders;

•	Wells Fargo’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

•

Wells Fargo’s Current Reports on Form 8-K or Form 8-K/A filed January 16, 2008, January 24, 2008, January 31, 2008, March 7, 2008, March 12, 2008, March 18, 2008, April 16, 2008, April 23, 2008, May 5, 2008, May 6, 2008, May 19, 2008, May 28, 2008, June 6, 2008, June 13, 2008, July 16, 2008, August 19, 2008, August 26, 2008, August 28, 2008, September 8, 2008, September 10, 2008, September 15, 2008, September 29, 2008, October 3, 2008, October 9, 2008, October 15, 2008, October 30, 2008, October 30, 2008 (as amended on Form 8-K/A filed November 21, 2008), November 5, 2008, November 6, 2008, November 13, 2008, November 21, 2008, December 10, 2008, December 11, 2008, December 23, 2008, December 30, 2008, and January 2, 2009 (other than the portions of those documents not deemed to be filed);

•

the description of Wells Fargo’s common stock contained in Exhibit 99(e) to Wells Fargo’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, including any amendment or report filed to update such description; and

•	the Plan’s Annual Report on Form 11-K for the year ended December 31, 2007.

All documents filed by Wells Fargo and the Plan with the Commission pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of such filing.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article Fourteenth of the Restated Certificate of Incorporation of Wells Fargo provides for broad indemnification of directors and officers. Wells Fargo also maintains insurance coverage relating to certain liabilities of directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index.

Wells Fargo will submit or has already submitted the Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner, and has made or will make all changes required by the IRS in order to qualify the Plan.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on January 2, 2009.

WELLS FARGO & COMPANY

By:	/s/ John G. Stumpf
John G. Stumpf
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on January 2, 2009 by the following persons in the capacities indicated:

/s/ John G. Stumpf	President and Chief Executive Officer
John G. Stumpf	(Principal Executive Officer)

/s/ Howard I. Atkins	Senior Executive Vice President and Chief Financial Officer
Howard I. Atkins	(Principal Financial Officer)

/s/ Richard D. Levy	Executive Vice President and Controller
Richard D. Levy	(Principal Accounting Officer)

JOHN S. CHEN	NICHOLAS G. MOORE	A majority of the Board of Directors*
LLOYD H. DEAN	PHILIP J. QUIGLEY
SUSAN E. ENGEL	DONALD B. RICE
ENRIQUE HERNANDEZ, JR.	JUDITH M. RUNSTAD
ROBERT L. JOSS	STEPHEN W. SANGER
RICHARD M. KOVACEVICH	JOHN G. STUMPF
RICHARD D. McCORMICK	SUSAN G. SWENSON
CYNTHIA H. MILLIGAN	MICHAEL W. WRIGHT

*	John G. Stumpf, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

/s/ John G. Stumpf
John G. Stumpf
Attorney-in-Fact

Plan. Pursuant to the requirements of the Securities Act of 1933, the Wachovia Savings Plan has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on January 2, 2009.

WELLS FARGO & COMPANY, as plan sponsor

By	/s/ John G. Stumpf
John G. Stumpf
President and Chief Executive Officer

EXHIBIT INDEX

Number	Description
5	Opinion of Robert J. Kaukol.

23.1	Consent of Robert J. Kaukol (included in Exhibit 5).

23.2	Consent of KPMG LLP.

23.3	Consent of KPMG LLP.

24	Powers of Attorney.